Exhibit 10.5

LEASE AGREEMENT

BETWEEN

PHILLIPS 66 COMPANY
AS LESSOR

AND

PHILLIPS 66 PARTNERS HOLDINGS LLC
AS LESSEE
DATED AS OF

December 1st, 2014

LEASE

TABLE OF CONTENTS

Page

RECITALS1
ARTICLE I - DEFINITIONS AND INTERPRETATIONS1
1.1Definitions    1
1.2Interpretations.    5
1.3Entire Agreement    5
1.4Conflicting Provisions    5
ARTICLE II - PREMISES AND EASEMENTS5
2.1Premises    5
2.2Quiet Enjoyment    5
2.4Lessee’s Access and Use Rights    6
2.5Lessor Reserved Easements and Rights-of-Way    6
2.6Lessor’s Reserved Access Rights    7
2.8Access Procedures    7
2.9Third Party or Affiliate Easements on the Premises    7
2.10Appurtenant Easements    7
ARTICLE III - TERMINATION7
3.1Right of Termination or Surrender    7
3.2Removal and Restoration    7
3.2Removal and Restoration    8
ARTICLE IV - RENT AND PAYMENTS8

i

4.1Rent    8
4.2    Rent Adjustment    8
4.3    Additional Rent    8
4.4    Late Payments    9
ARTICLE V - USE OF THE PREMISES9
5.1Use    9
5.1Acknowledgement of Potential Future Restrictions    9
5.3Compliance with Legal Requirements Other than Environmental Laws    9
5.4Indemnity for Compliance with Legal Requirements Other than Environmental Laws    9
5.5Suitability of the Premises    10
ARTICLE VI - MAINTENANCE, UTILITIES, IMPROVEMENTS, AND LIENS10
6.1Lessee’s and Lessor’s Obligations    10
6.2Utilities Obligations    10
6.3Improvements    10
6.4Liens    11
ARTICLE VII - INSURANCE12
7.1Insurance Coverage    12
7.2Failure to Obtain Insurance    12
7.3Lessee’s Right to Self-Insure    12
7.4Insurance Requirements    12
ARTICLE VIII - INDEMNITIES13
8.1Release and Indemnification by Lessee    13
8.2Release and Indemnification by Lessor    13
8.3Application of Indemnities    13
8.4Extension of Releases and Indemnities    14
8.5Limitation on Indemnities For Personal Injury/Death    14

8.6Disclaimer of Consequential Damages    14
8.7Survival    14
ARTICLE IX - PROPERTY TAXES14
9.1Payment of Property Taxes    14
9.2Joint Assessment    15
9.3Contesting Real Property Tax    15
9.4Other Taxes    16
ARTICLE X - ASSIGNMENT16
10.1Assignment or Subletting    16
10.2Assignment to an Affiliate or Sale to a Third Party    16
10.3Covenants Running With The Land    17
ARTICLE XI - DEFAULT17
11.1Defaults    17
11.2Remedies    18
ARTICLE XII - CONDEMNATION18
12.1Condemnation in Whole    18
12.2Condemnation in Part    18
12.3Application of Condemnation Proceedings    18
12.4Notice of Condemnation    18
ARTICLE XIII - RIGHT OF FIRST OFFER18
13.1Right of First Offer    18
13.2Exceptions to Right of First Offer    19
ARTICLE XIV - ENVIRONMENTAL19
14.1Release Reporting and Corrective Action    19
14.2Daily Operations    20
ARTICLE XV - FORCE MAJEURE20

15.1Excused Performance    20
15.2Burden of Proof    21
ARTICLE XVI - NOTICES21
16.1    Methods of Notice    21
16.2    Notice Addresses    21
16.3    Change of Address    21
ARTICLE XVIII - GENERAL PROVISIONS21
17.1    Estoppel Certificate    21
17.2    Severability    22
17.3    Captions    22
17.4    Amendments    22
17.5    Waivers    22
17.6    Recording    22
17.7    Holding Over    22
17.8    Cumulative Remedies    23
17.9    Binding Effect; Choice of Law    23
17.10     Subordination    23
17.11     Signs and Fences    23
17.12     No Broker    23
17.13     Records and Audit    23
17.15     Counterparts    23
17.16     Confidentiality    23
17.17     Further Assurances    24
17.18     Survival    24
EXHIBIT A – LEGAL DESCRIPTION OF THE LEASED PROPERTY
EXHIBIT B – PERMITTED ENCUMBRANCES

EXHIBIT C – LESSOR RESERVED EASEMENTS AND RIGHTS OF WAY

v

This Lease is made and entered into this 1st day of December, 2014 by and between Phillips 66 Company, a Delaware corporation, herein referred to as Lessor, and Phillips 66 Partners Holdings LLC, a Delaware limited liability company, herein referred to as Lessee.

RECITALS

WHEREAS, Lessor and Lessee’s Affiliates have entered into a Contribution, Conveyance and Assumption Agreement (“Contribution Agreement”), dated October 22, 2014, for Lessor to sell and Lessee and Lessee’s Affiliates to purchase certain Assets located at or near the Refinery; and

WHEREAS, Lessee wishes to lease the land underlying or associated with the Assets from Lessor, and Lessor desires to lease the land underlying or associated with the Assets to Lessee.

NOW THEREFORE, in consideration of the mutual promises and covenants hereinafter set forth, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

ARTICLE I
DEFINITIONS AND INTERPRETATIONS

1.1    Definitions. Capitalized terms used in this Lease without other definition shall have the meanings specified in this Section 1.1 unless the context requires otherwise.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with, such specified Person through one or more intermediaries or otherwise; provided, however, that (a) with respect to Lessor, the term “Affiliate” shall not include any Group Member and (b) with respect to the Partnership Group, the term “Affiliate” shall not include Lessor or any of its Subsidiaries (other than a Group Member).

“Appurtenant Easements” shall mean those third-party easements, licenses, leases or other interests in real property that are in Lessor’s or Lessor’s Affiliates names that are located at or near the Refinery and which benefit the Premises or the Assets and are described in Exhibit B, attached hereto and incorporated herein for all purposes.

“Assessor” shall mean the Union County (New Jersey) Supervisor of Assessments.

“Assets” shall mean the Bayway Rail Rack, consisting of (a) a four track, 120 unloading spot, crude oil railcar receiving facility to deliver crude to tankage at the Refinery with a capacity of 75,000 barrels per day located in Linden, New Jersey adjacent to the Refinery and (b) all other assets owned, held for use by Lessor or any of Lessor’s Affiliates in connection with the operation of the Bayway Rail Rack that are otherwise necessary for Lessee and Lessee’s Affiliates to use and operate the Bayway Rail Rack after the Effective Date in a manner substantially similar to the use and operation of the Bayway Rail Rack prior to the Effective Date and in a manner contemplated by the Contribution Agreement. However, fee ownership of the real property on which the Bayway Rail Rack is located shall remain vested in Lessor.

“Base Price Index” shall mean the Price Index for the month nearest before the Effective Date for which the Price Index is published.

“Base Rate” shall mean the lesser of (a) the per annum rate of interest calculated on a daily basis using the 3-month LIBOR rate published in the Wall Street Journal for the applicable day (with the rate for any day for which such rate is not published being the rate most recently published) plus two hundred (200) basis points; or (b) the maximum nonusurious rate of interest permitted by law, such Base Rate to be adjusted automatically as and to the extent that either (a) or (b) immediately above changes from time to time.
“Base Term” shall mean the period commencing on the Effective Date and extending thereafter for Forty (40) years, unless terminated earlier pursuant to the terms of this Lease.
“Base Year” shall mean the full calendar year during which the Term of this lease commences.

“Condemnation” shall mean the taking or expropriation of property by any Person in the exercise of the power of eminent domain or a conveyance of property in lieu of such taking or expropriation.

“Contribution Agreement” shall mean the Contribution, Conveyance and Assumption Agreement, dated October 22, 2014, entered into by and between Lessor and Lessee’s Affiliates.

“Corrective Action” shall mean any response action, corrective action, investigation, monitoring, operation and maintenance, abatement, clean up, removal, disposal, treatment, equipment installation, covering or remediation with respect to a Release (other than a Release into the air) at, on, under or from the Premises or the Refinery Lands, including preparing and signing any manifests required for the off-site transportation, treatment or disposal of Hazardous Substances and actions to prevent or abate migration of Hazardous Substances (other than through the air) at or from the Assets to real property owned, leased or used by Lessor or any third party or at or from any of Lessor’s assets at the Refinery to real property owned, leased or used by Lessee or any third party.

“Effective Date” shall mean December 1st, 2014, all in accordance with the terms for closing set forth in the Contribution Agreement.

“Environmental Laws” shall mean any Legal Requirements involving common law actions relating to pollution, protection or cleanup of the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or protection of human health, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA”), 42 U.S.C. Section 9601 et seq; the Toxic Substance Control Act, 15 U.S.C. Section 2601 et seq; the Hazardous Materials Transportation Act, 49 U.S.C. Section 5101 et seq; the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq; the Clean Water Act, 33 U.S.C. Section 1251 et seq; the Safe Drinking Water Act, 42 U.S.C. Section 300f et seq; the Clean Air Act, 42 U.S.C. Section 7401 et seq; the Oil Pollution Act of 1990, 33 U.S.C. Section 2701 et seq; in each case, as amended.

“Force Majeure” shall mean any cause that is beyond the reasonable control of a Party, and either results from an event or condition which is unforeseeable, or if reasonably foreseeable cannot by the exercise of reasonable diligence be prevented or avoided, including flood, landslide, earthquake, hurricane, tornado, storm or other unusually adverse weather condition, fire, lightning and other acts of God, acts of war, invasion, acts of foreign enemies, hostilities (whether war be declared or not), acts of terrorism, civil war, rebellion, revolution, insurrection or military or usurped power, martial law, embargo, blockade, riot or civil disturbance, epidemic, famine, sabotage, explosions, theft, casualty, injunction, strikes, lockouts or other labor difficulties; or any restrictions by governmental agencies or authorities or changes in the law which would make the performance of an obligation impossible or illegal. Force Majeure shall not include the non‑availability of financing, lack of funds, or changes in market conditions.

“Group Member” means a member of the Partnership Group.

“Hazardous Substance” shall mean any hazardous material, substance or waste, toxic mold, industrial waste, petroleum or petroleum-derived waste, or any toxic or hazardous constituent of any such substance or waste, and any substance, material or waste that is regulated or listed under or defined by Environmental Laws.

“Improvements” shall mean all improvements, facilities, fixtures, machinery, equipment, buildings and any other property constructed, built, installed, placed, equipped or otherwise located on or within the Premises by Lessee or on Lessee’s behalf, whether classified as real or personal property.

“Invitee” shall mean any Person whose presence at the Premises or Refinery Lands, as applicable, is at the invitation of a Party hereto as a guest and not as a result of a contract or subcontract with such Party.

“Late Payment Rate” shall mean the lesser of (a) the Base Rate, plus two hundred (200) basis points per annum, or (b) the maximum rate of interest permitted by law, such rate to be adjusted automatically as and to the extent that either (a) or (b) immediately above changes from time to time.

“Lease” shall mean this Lease.

“Legal Requirements” shall mean any federal, state or local charter, act, statute, law, ordinance, code, rule, regulation or order or other applicable legislative or administrative action of the United States of America or the State of Illinois, or any agency, department, authority, political subdivision or other instrumentality thereof, or a final decree, judgment or order of a court.

“Lessee” shall mean Phillips 66 Partners Holdings LLC.

“Lessee’s Operations” means crude oil transportation and related operations, including the transportation, storage and shipping of crude oils and refined petroleum products and for any other uses or activities related to or associated with such operations conducted by Lessee.

“Lessor” shall mean Phillips 66 Company.

“Parties” shall mean Lessor and Lessee, collectively.

“Partnership” shall mean Phillips 66 Partners LP, a Delaware limited partnership.

“Partnership Group” shall mean, collectively, the Partnership and its Subsidiaries.

“Party” shall mean Lessor or Lessee, individually.

“Permitted Encumbrances” shall mean those easements, leases, restrictions, and encumbrances that are described in Exhibit B attached hereto and incorporated herein for all purposes, and any non-material easements, leases, restrictions, and encumbrances that are not filed of record.

“Person” shall mean any individual, partnership, corporation, limited liability company, association, business, trust, estate, government or political subdivision hereof, governmental agency or other entity.

“Premises” shall mean that certain real property that is at or near the Refinery situated in the County of Union, State of New Jersey, as described on Exhibit A and shown as the cross-hatched area on Attachment A-1 attached hereto and incorporated herein for all purposes.

“Price Index” shall mean the Consumer Price Index for all Urban Consumers for the New York- Northern New Jersey Metropolitan Area, published by the Bureau of Labor Statistics of the United States Department of Labor (all items figure – 1982-1984 = 100).

“Property Taxes” shall mean all property taxes, and other general and special assessments, of every kind related to the value of the Premises Assets and Improvements that are levied or assessed upon or against, or attributable to, all or any portion of the Premises, Assets or Improvements.

“Reasonable Restrictions” means, with respect to the Premises, an engineering control, or a deed restriction or institutional control that limits the use of the Premises or the Refinery, including the Premises, to industrial uses and/or restricts use of the groundwater, except as needed for refinery purposes, which is

(a) reasonable in scope and extent; and (b) does not unreasonably impair or unreasonably interfere with Lessee’s use of the Assets.

“Refinery” shall mean the refinery, including the real property, located in Linden, New Jersey, commonly known as the Bayway Refinery, including the Refinery Lands. The Refinery for purposes of this Lease shall not include Lessor’s facilities and the piping that is located outside of the Refinery fence lines.

“Refinery Lands” shall mean the approximately seventy (70) acre parcel, commonly referred to as the “40 Acre Tank Farm”, on which the Premises are situated.

“Release” shall mean any presence, spilling, leaking, seeping, pumping, pouring, emitting, emptying, injecting, discharging, escaping, leaching, dumping, disposing or releasing of a Hazardous Substance into the environment (including the soil, surface water, groundwater, sewer, septic system, or waste treatment, storage, or disposal systems, but not the air unless such air release is deposited on the Premises) of any kind whatsoever, including the abandonment or discarding of barrels, containers, tanks or other receptacles containing or previously containing a Hazardous Substance. Migration or continued Releasing after the Effective Date of a Release that occurred prior to the Effective Date shall not be considered a new Release for purposes of this Lease and instead shall be considered part of the prior Release.

“Release of a Hazardous Substance from its Operations” shall mean Releases from equipment, including pipe lines, owned by either Lessee or Lessor, or their respective Affiliates, as appropriate at the Premises or Refinery Lands.

“Renewal Terms” shall have the meaning as defined in Section 3.2.

“Reportable Quantity” shall mean, with respect to a Release, a Release that is one or more barrels, or less than one barrel if required to be reported to a government agency pursuant to Environmental Laws.

“Shared Services Agreement” shall mean, the Shared Services Agreement (Bayway) dated December 1st, 2014, entered into by and between Lessor and Lessee.

“Subsidiary” shall mean, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the general partner interests of such partnership is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person, or a combination thereof; or (c) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.

“Term” shall mean, collectively, the period commencing on the Effective Date and extending thereafter for Forty (40) years, plus any additional Renewal Terms, if said Renewal Terms are exercised by Lessee.

1.2    Interpretations. As used in this Lease, the terms “herein”, “herewith” and “hereof” are references to this Lease, taken as a whole, the term “includes” or “including” shall mean “including, without limitation”, and references to a “Section”, “subsection” or “Exhibit”, shall mean a Section, subsection or Exhibit of this Lease, as the case may be, unless in any such case the context requires otherwise. All references to a given agreement, instrument or other document shall be a reference to that agreement, instrument or other document as modified, amended, supplemented and restated through the date as of which such reference is made, and reference to a law, statute, code, regulation, rule, ordinance or similar Legal Requirement includes any amendment or modification thereof. A reference to a Person includes its successors and permitted assigns. The singular shall include the plural and the masculine shall include the feminine, and vice versa.

1.3    Entire Agreement. This Lease consists of this document and the exhibits which are listed in the table of contents and attached hereto or shall be attached hereto in accordance with the provisions hereof, and which are specifically incorporated herein and made a part hereof by this reference. This Lease sets forth the full and complete understanding of the Parties relating to the subject matter contained herein, and shall supersede any and all prior negotiations, understandings, other agreements, representations or warranties by such Parties with respect to the subject matter hereof.

1.4    Conflicting Provisions. In the event of any conflict between this document and the Contribution Agreement, the terms and provisions of the Contribution Agreement, as amended from time to time, shall control.

ARTICLE II

PREMISES AND EASEMENTS

2.1    Premises. As of the Effective Date, Lessor hereby exclusively leases to Lessee and Lessee exclusively leases from Lessor for the Term, at the rental, and upon all of the conditions set forth herein, the Premises. Lessor hereby warrants and represents to Lessee that Lessor owns, as of the Effective Date, good and marketable title to the Premises, free and clear of all leases, tenancies, agreements, servitudes, mortgages, restrictions and other liens, encroachments, encumbrances and easements, except for the Permitted Encumbrances, and that possession of the Premises shall be delivered by Lessor to Lessee on the Effective Date.

2.2    Quiet Enjoyment. Subject to the provisions of this Lease, and so long as Lessee is not in default under the provisions of this Lease, Lessor covenants and warrants that upon the payment of the rent reserved herein and performance of its obligations hereunder, Lessee shall peaceably and quietly hold, use, enjoy and occupy the Premises for the Term hereof.

2.3    Lessee’s Easements and Rights-of-Way. Lessor shall promptly furnish or make available to Lessee or to third parties that are providing services to Lessee, at no additional cost to Lessee, all other easements and rights-of-way over the Refinery Lands reasonably necessary for Lessee’s Operations on the Premises, including pipeline, pipe rack, electrical, communication, roadway and construction easements, to construct any Improvements on the Premises, or to comply with the provisions of this Lease or the Shared Services Agreement. All such easements and rights-of-way shall be non-exclusive in a form mutually acceptable to both Parties, and none of these easements or rights-of-way shall unreasonably interfere with Lessor’s operations on the Refinery Lands. All such easements and rights-of-way shall be recorded at the sole expense of Lessee.

2.4    Lessee’s Access and Use Rights. By execution of this Lease, during the Term Lessor hereby grants to Lessee, its employees, invitees, licensees, agents and contractors as necessary for Lessee’s Operations on the Premises or the easements or rights-of-way that may be granted to Lessee pursuant to Section 2.3 above or for Lessee to comply with the provisions of this Lease or the Shared Services Agreement:

(a)    The right at all times of access, ingress or egress on, over and across any and all portions of the Refinery Lands to the Premises, to the Appurtenant Easements, or to the easements or rights-of-way that may be granted to Lessee pursuant to Section 2.3 above;

(b)    The right to walk on all walkways and drive all types of vehicles on all roads on the Refinery Lands;

2.5    Lessor Reserved Easements and Rights-of-Way. Lessor, by and through this Lease, hereby reserves unto itself, its successors and assigns, the right to maintain, utilize, inspect, operate, protect, repair, replace with same or different size facilities, dismantle and remove any of Lessor’s existing pipe lines, pipe racks, equipment, electrical facilities, rail facilities, communications facilities, roadways and construction rights-of-ways, including those set forth on Exhibit C, attached hereto and incorporated herein for all purposes, that are located on the Premises for Lessor’s operations on Refinery Lands; provided, however, that Lessor hereby agrees, at Lessee’s sole cost and expense, to remove and relocate any of Lessor’s reserved pipe lines, pipe racks, electrical facilities, rail facilities, communications facilities, roadways and construction rights-of-ways to a new location on the Premises specified by Lessee, at any time upon sixty (60) days’ notice in writing from Lessee to Lessor. In addition, Lessee shall promptly furnish or make available to Lessor or to third parties that are providing services to Lessor, at no additional cost to Lessor, all other easements and rights-of-way over and across the Premises that are reasonably necessary for Lessor to conduct its business on the Refinery Lands. All such easements and rights-of-way shall be non-exclusive and none of these easements or rights-of-way shall unreasonably interfere with Lessee’s Operations on the Premises. All such easements and rights-of-way shall be recorded at the sole expense of Lessor. Upon completion of any construction, maintenance, replacement or removal operations Lessor shall repair and restore the rights-of-way used by Lessor, as near as reasonably practical to do so, to substantially the same condition that existed prior to such activity. Nothing provided in this Lease is intended to modify, amend, waive, enlarge, limit or restrict the environmental provisions, including the environmental indemnities, contained in the Contribution Agreement; it being the intent of the Parties hereto that all environmental matters will be governed by the terms of the Contribution Agreement.

2.6    Lessor’s Reserved Access Rights. Lessor, by and through this Lease, hereby reserves unto itself, its successors and assigns, as necessary for Lessor’s operations at the Refinery Lands or for Lessor to comply with the provisions of this Lease or the Shared Services Agreement:

(a)the right, at all times of access, ingress or egress on, over and across any and all portions of the Premises, the easements or rights-of-way, and

(b)The right to walk on all walkways and drive all types of vehicles on all roads on the Premises;

2.7    Access Procedures. Lessor and Lessee shall mutually establish a procedure to enable the other Party and its employees, Invitees, licensees, agents and contractors reasonable access to the Premises and the Refinery Lands, as applicable, to conduct Corrective Action as required by this Lease or by Legal Requirements and to carry out the intent of this Lease, and the Contribution Agreement.

2.8    Third Party or Affiliate Easements on the Premises. Lessor shall not grant or assign to any third parties any new easements, rights-of-way, licenses or any similar real property interests on the Premises without the prior written consent of Lessee, which consent shall not be unreasonably withheld.

2.9    Appurtenant Easements. As of the Effective Date, Lessor hereby leases to Lessee and Lessee leases from Lessor for the Term, at the rental and upon all of the conditions set forth herein, the Appurtenant Easements. To the extent that any Appurtenant Easements that would otherwise be leased under this Lease, are not capable of being leased without the consent of, or waiver by, any other party thereto or any other Person, or if such lease or attempted lease would constitute a breach thereof or a violation of any Legal Requirement, this Lease shall not constitute a lease, or an attempted lease of any such Appurtenant Easements. Promptly after the Effective Date, and for a period of one (1) year, Lessor shall use reasonable commercial efforts to obtain a consent or waiver to a lease from Lessor to Lessee of each such Appurtenant Easement that, but for the second sentence of this Section, would be leased; provided, however, that Lessor shall not be required to pay or provide any consideration to obtain such consent or waiver. Lessee shall have the right to take any actions necessary to keep such Appurtenant Easements in effect, including obtaining such consent or waiver described above.

ARTICLE III
TERMINATION AND RENEWAL

3.1    Termination or Surrender. Notwithstanding anything to the contrary contained herein, Lessee may, by mutual consent of the parties and upon not less than thirty (30) days prior written notice to Lessor, surrender any portion of the Premises to Lessor and to terminate this Lease as to the portion surrendered or to terminate this Lease in its entirety. Such consent may be withheld at Lessor’s sole discretion.

3.2    Renewal Terms. So long as there is no event of default under this Lease, Lessee shall have the option to extend this Lease for up to three (3) ten (10) year periods (“Renewal Terms”) commencing upon the expiration of the Base Term. Each successive ten (10) year option shall be deemed exercised by Lessee provided that Lessee gives at least ninety (90) days written notice prior to the expiration of the Base Term or any Renewal Term, as the case may be, of its desire to renew for the next successive Renewal Term. If Lessee elects not to exercise any Renewal Term, then this Lease shall terminate at the end of the current

Base Term or Renewal Term, as the case may be, and in the event of such termination, Lessee’s options for any future Renewal Terms shall also terminate.

3.3    Removal and Restoration. On the last day of the Term hereof, or on any sooner termination or a surrender of a portion of the Premises as provided for in this Lease, Lessee shall surrender the Premises, or portion thereof, to Lessor in substantially the same condition as existed on the Effective Date, reasonable wear and tear excepted; provided, however, that Lessee shall have a reasonable period of time after such termination or expiration to remove its Assets, Improvements and other personal property and equipment from the Premises and to restore the surface of the Premises at Lessee’s sole expense. Lessor shall provide Lessee with reasonable access, ingress and egress for the purposes of such removal and restoration, and Lessee shall repair any damage to the Premises occasioned by such removal.

ARTICLE IV
RENT AND PAYMENTS

4.1    Rent. Lessee shall pay to Lessor as rent for the Premises and the Appurtenant Easements for the Term the sum of $1,862,758.80 per year, payable in monthly installments of $155,229.90 All monthly installments shall be due and payable on the first day of each month. Rent shall be payable in lawful money of the United States to Lessor at the address stated herein or to such other Persons or at such other places as Lessor may designate in writing.

4.2    Rent Adjustment. Rent payable pursuant to Section 4.1 will be adjusted on each anniversary of the Effective Date by a fraction whose numerator is the Price Index published for the then most recent anniversary month of the first month of the Term and whose denominator is the Base Price Index. Rent shall not be reduced below the amount first due pursuant to Section 4.1.

4.3    Additional Rent.

(a)    This Lease is what is commonly called a “triple net lease”, it being understood that Lessor shall receive the rent set forth in Paragraph 4.1and Lessee shall pay any and all Property Taxes and other costs or expenses of any nature whatsoever that are related solely to Lessee’s lease or Lessee’s Operations of the Premises. All of such charges, costs and expenses shall constitute additional rent, and upon the failure of Lessee to pay any of such costs, charges or expenses, Lessor shall have the same rights and remedies as otherwise provided in this Lease for the failure of Lessee to pay rent.

(b)    If Lessee should default, as defined in Article XI, in performing any term, covenant or condition of this Lease which involves the expenditure of money by Lessee to third parties, Lessor may (but shall not be obligated to) make such payment or, on behalf of Lessee, expend such sum as may be necessary to perform or fulfill such term, covenant or condition. Any sums so paid or expended by Lessor, with interest at the maximum rate permitted by law from the date of such payment or expenditure, shall be additional rent and shall be payable by Lessee on demand. No such payment or expenditure by Lessor shall be construed as a waiver of Lessee’s default or of Lessee’s obligation to perform any term, covenant or condition of this Lease nor shall it affect any other right or remedy of Lessor under this Lease.

(c)    No abatement, diminution or reduction in additional rent shall be claimed by or allowed to Lessee for any inconvenience or interruption, cessation, or loss of business caused directly or indirectly, by any present or future Legal Requirements, or by Force Majeure; and no diminution in the amount of the space used by Lessee caused by legally required changes in the construction, equipment, fixtures, operation or use of the Premises shall entitle Lessee to any abatement, diminution or reduction of additional rent required to be paid by Lessee under this Lease.

4.4    Late Payments. Any amounts not paid by one Party to the other Party when due under any provisions of this Lease shall bear interest at the Late Payment Rate from the date such payment is due until the date payment is made in full.

ARTICLE V
USE OF THE PREMISES

5.1    Use. The Premises may be used and occupied by Lessee for crude oil transportation and related operations, including the unloading and shipping of crude oils, offices, and for any other uses or activities related to or associated with such operations, subject to any Reasonable Restrictions.

5.2    Acknowledgement of Potential Future Restrictions. Lessor and Lessee acknowledge that any Corrective Action may be conducted pursuant to governmental order or action, agreement with the governmental agencies or on a voluntary basis. Lessee acknowledges that any such activity may result in a restriction on the future use of the land beneath the Refinery Lands, including the Premises, to non-residential, industrial or particular commercial uses, restriction on the use of groundwater, imposition of institutional controls, or imposition of engineering controls. This Lease is hereby made subject to any governmental order or action, or agreement with the governmental agencies concerning such Corrective Action. After consultation with Lessee, Lessor shall use reasonable efforts to ensure such restrictions are Reasonable Restrictions.

5.3    Compliance with Legal Requirements Other than Environmental Laws. Lessee shall, at Lessee’s expense, comply with all applicable Legal Requirements (other than Environmental Laws) in effect during the Term or any part of the Term hereof regulating the use and occupancy by Lessee of the Premises. Compliance with Environmental Laws is addressed in Section 14.2. In the event Lessee requires access to the Premises after the termination of this Lease to comply with its obligations under this Lease, Lessor shall provide such access to the Premises, at no cost to Lessee, as is reasonably necessary for Lessee to complete its obligations. Lessor agrees that it will, at Lessee’s sole cost and expense, cooperate with Lessee in supplying information and signing documentation as Lessee may reasonably request in order to satisfy its requirements under this Section 5.3, and Lessee shall indemnify and defend Lessor from and against any liability resulting from such cooperation with Lessee; provided, however, if Lessor’s action or inaction is the primary factor necessitating compliance with any Legal Requirements affecting the Premises, in which event Lessor shall pay the reasonable costs, charges and expenses connected with or arising out of such need to comply.

5.4    Indemnity for Compliance with Legal Requirements Other than Environmental Laws. Subject to the terms and provisions of Article VIII of the Contribution Agreement, Lessee shall indemnify, release, defend and hold Lessor harmless from and against any and all claims, demands, suits, causes of action, proceedings, judgments, damages, liabilities, expenses and costs (including court courts and reasonable attorneys' fees) for its failure to comply with Legal Requirements at the Premises. Lessor shall indemnify, release, defend and hold Lessee harmless from and against any and all claims, demands, suits, causes of action, proceedings, judgments, damages, liabilities, expenses and costs (including court courts and reasonable attorneys' fees) for its failure to comply with Legal Requirements at the Refinery Lands.

5.5    Suitability of the Premises. NOTWITHSTANDING ANY OTHER PROVISION OF THIS LEASE, LESSEE HEREBY ACCEPTS THE PREMISES “AS IS, WHERE IS” IN ITS CONDITION EXISTING ON THE EFFECTIVE DATE, AND LESSOR DISCLAIMS ANY WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE PREMISES, INCLUDING ANY WARRANTY OF SUITABILITY FOR A PARTICULAR USE AND ANY OTHER WARRANTY PERTAINING TO THE USE OR CONDITION OF THE PREMISES WHATSOEVER; PROVIDED HOWEVER, NOTHING IN THIS SECTION 5.5 IS INTENDED TO NOR SHALL IT QUALIFY OR DIMINISH THE PARTIES’ RESPECTIVE RIGHTS AND OBLIGATIONS UNDER THE CONTRIBUTION AGREEMENT. Lessee acknowledges that Lessor has not made any representation or warranty as to the suitability of the Premises for the conduct of Lessee’s business.

ARTICLE VI
MAINTENANCE, UTILITIES, IMPROVEMENTS, AND LIENS

6.1    Lessee’s and Lessor’s Obligations. Lessee shall, at its sole cost and expense, maintain or cause to be maintained all Assets and Improvements located on the Premises. Any Party committing any injury to the Premises shall be responsible for repairing and/or restoring the Premises at its sole cost and expense. Lessor shall, at its sole cost and expense, maintain all of Lessor’s personal property located within the Premises.

6.2    Utilities Obligations. Lessor agrees to provide certain utilities and services to the Premises pursuant to the Shared Services Agreement. Lessee agrees to provide certain services to the Lessor pursuant to the Shared Services Agreement.

6.3    Improvements.

(a)    Subject to the terms and conditions of this Section 6.3, Lessee may, at any time and from time to time, at its sole cost and expense, construct, build, place, install, equip, maintain, operate, locate or remove any Improvements deemed desirable by Lessee in, on and to the Premises, provided that the Improvements shall be made or removed in accordance with all applicable Legal Requirements. Lessor, as the landlord of the Premises, shall cooperate (at no cost to Lessor) with Lessee in applying for and obtaining any permits, licenses or approvals needed to construct, build, place, install, equip, maintain, operate or remove the Improvements.

(b)    Ownership and title to the Improvements shall be and remain the sole property of Lessee regardless of whether such Improvements constitute fixtures or personalty. Lessee may add or remove all or any portion of the Improvements, or any part thereof, at any time and from time to time during the Term, irrespective of the manner or method of attachment of the same to the Premises.

(c)    The Parties agree that title to all Improvements at any time on the Premises have been severed by the agreement and intention of the Parties and shall remain severed from the Premises, shall be considered with respect to the interests of the Parties hereto as the personal property of Lessee and, even though attached to or affixed to or installed upon the Premises, shall not be considered to be fixtures or a part of the Premises.

6.4    Liens.

(a)    Except for services provided by Lessor to Lessee under the Shared Services Agreement, if any lien shall at any time be filed against the Premises by reason of any work, labor, services or materials done for, or supplied to, or claimed to have been done for, or supplied to, Lessee or anyone holding the Premises through or under Lessee, Lessee shall cause the same to be discharged of record or adequately bonded (unless otherwise secured to the reasonable satisfaction of Lessor) within forty-five (45) days after receipt of notice of the lien filing from Lessor. If Lessee shall fail to do so, then, Lessor may, but shall not be obligated to, procure the discharge of the same either by paying the amount claimed to be due, by deposit in a court of competent jurisdiction or by bonding, and Lessor may defend the prosecution of an action for the foreclosure of such lien by the lienor and pay the amount of the judgment, if any, in favor of the lienor with interest, costs and allowances. Any amount paid or deposited by Lessor for any such purpose, and all other reasonable expenses of Lessor, including reasonable attorney’s fees and disbursements, together with interest at the maximum rate permitted by law from the date paid or deposited, shall be additional rent and shall be paid by Lessee on demand. Lessee shall cause any such lien filed against the Assets or Improvements to be discharged prior to termination of this Lease. If requested by Lessor, Lessee shall post on behalf of Lessor, and keep posted on the Premises, any notices that Lessor may require for the protection of Lessor and of the Premises from any such lien.

(b)    Except for services provided by Lessee to Lessor under the Services Agreement, if any lien shall at any time be filed against the Premises, either individually against the Premises or as part of a lien filed that encompasses both the Premises and the Refinery Lands, by reason of any work, labor, services or materials done for, or supplied to, or claimed to have been done for, or supplied to, Lessor or anyone holding the Refinery Lands through or under Lessor, Lessor shall cause the same (at least as it pertains to the Premises) to be discharged of record or adequately bonded (unless otherwise secured to the reasonable satisfaction of Lessee) within forty-five (45) days after receipt of notice of the lien filing. If Lessor shall fail to do so, then, Lessee may, but shall not be obligated to, procure the discharge of the same, in whole or in part, either by paying all or a portion of the amount claimed to be due, by deposit in a court of competent jurisdiction or by bonding, and Lessee may defend the prosecution of an action for the foreclosure of such lien by the lienor and pay all or a portion of the amount of the judgment, if any, in favor of the lienor with interest, costs and allowances. Any amount paid or deposited by Lessee for any such purpose, and all other reasonable expenses of Lessee, including reasonable attorney’s fees and disbursements, together with interest at the maximum rate permitted by law from the date paid or deposited, shall be promptly paid by Lessor on demand. Lessor shall cause any such lien filed against the Assets or Improvements to be discharged prior to termination of this Lease.

(c)    Nothing in this Lease shall be deemed to be, or be construed in any way as constituting, the consent or request of Lessor, expressed or implied, by inference or otherwise, to any Person for the performance of any labor or the furnishing of any materials for any Improvement of or to the Premises, or as giving Lessee any right, power or authority to contract for or permit the rendering of any services or the furnishing of any materials which might in any way give rise to the right to file any lien against Lessor’s interest in the Premises or giving Lessor any right, power or authority to contract for or permit the rendering of any services or the furnishing of any materials which might in any way give rise to the right to file any lien against Lessee’s interest in the Premises, including the Assets and Improvements located thereon.

ARTICLE VII
INSURANCE

7.1    Insurance Coverage. Lessee shall during the Term of this Lease, and Lessor shall for as long as it conducts operations on the Refinery Lands, provide at their sole cost and expense the following:

(a)    Commercial General Liability insurance, including contractual liability, with limits of $1,000,000 each claim;

(b)    Workers' Compensation insurance as required by laws and regulations applicable to Lessee and its employees hereunder and Employer's Liability insurance protecting Lessee against common law liability, in the absence of statutory liability, for employee bodily injury arising out of the master-servant relationship with a limit of $1,000,000 each claim;

(c)    Business Automobile Liability insurance covering all vehicles used in the operations of Lessee with a limit of $1,000,000 each accident; and

(d)    Excess Liability insurance covering Commercial General Liability, Workers' Compensation and Business Automobile Liability with a limit of $9,000,000 aggregate.

7.2    Failure to Obtain Insurance. If a Party shall fail to keep in effect any insurance required under Section 7.1(a), the other Party may (but shall not be obligated to) obtain and pay for such insurance. However, the other Party will provide the Party obligated to provide the insurance thirty (30) days prior written notice of such intent and allow that Party thirty (30) days to comply with such insurance requirement(s).

7.3    A Party’s Right to Self-Insure. Notwithstanding anything to the contrary contained herein, a Party shall have the right, but not the obligation, to self-insure any and all liabilities arising out of this Lease and/or the insurance required in Section 7.1. A Party may exercise such right by providing the other Party with a letter of self-insurance referencing the obligations and liabilities of this Lease with any financial information reasonably requested by the other Party to demonstrate the self-insuring Party’s ability to self-insure.

7.4    Insurance Requirements. On or before the Effective Date, each Party shall provide the other Party with certificates or other documentary evidence reasonably satisfactory to the other Party of the insurance coverages and endorsements set forth above that are required to be obtained by such Party. The above insurance shall include a requirement that a Party’s insurer provide the other Party with thirty (30) days advance written notice of cancellation, material change, or non-renewal. A Party’s Workers Compensation insurance shall contain a waiver of subrogation against the other Party. A Party’s Commercial

General Liability and Business Automobile Liability insurance shall name the other Party as an additional insured with respect to this Lease.

ARTICLE VIII
INDEMNITIES

8.1    Release and Indemnification by Lessee. Subject to the limitation set forth in Section 8.5, Lessee shall release, indemnify, defend and hold Lessor harmless from and against any and all claims, demands, suits, causes of action, proceedings, judgments, damages, liabilities, expenses and costs (including court costs and reasonable attorneys' fees) for:

(a)    any damage to or loss of property of Lessee, Lessee’s Affiliates, and their respective employees, contractors, representatives, agents or Invitees at the Refinery, and

(b)    any personal injury or death to the employees, contractors, representatives, agents or Invitees of Lessee or Lessee’s Affiliates at the Refinery, arising out of, in connection with or resulting from the Lessee’s activities or operations on the Premises or the Refinery Lands.

8.2    Release and Indemnification by Lessor. Subject to the limitation set forth in Section 8.5, Lessor shall release, indemnify, defend and hold Lessee and Lessee’s Affiliates harmless from and against any and all claims, demands, suits, causes of action, proceedings, judgments, damages, liabilities, expenses and costs (including court courts and reasonable attorneys' fees) for:

(a)    any damage to or loss of property of Lessor, Lessor’s Affiliates, and their respective employees, contractors, representatives, agents or Invitees at the Refinery, and

(b)    any personal injury or death to the employees, contractors, representatives, agents or Invitees of Lessor or Lessor’s Affiliates at the Refinery, arising out of, in connection with or resulting from the Lessor’s activities or operations conducted on the Premises or the Refinery Lands.

8.3    Application of Indemnities.

(a)    THE PARTIES HEREBY EXPRESS THEIR INTENT THAT THE RELEASES OF LIABILITY AND INDEMNITIES CONTAINED IN SECTIONS 8.1 AND 8.2 ABOVE BE LIBERALLY CONSTRUED. SUCH RELEASES OF LIABILITY AND INDEMNITIES SHALL APPLY TO ANY LOSS, DAMAGE, PERSONAL INJURY OR DEATH WHICH ARISES FROM THE PERFORMANCE OF THIS LEASE, AND WITHOUT REGARD TO THE CAUSE OR CAUSES THEREOF, INCLUDING STRICT LIABILITY, BREACH OF WARRANTY (EXPRESS OR IMPLIED), IMPERFECTION OF MATERIALS, CONDITION OF ANY SITE, OR THE NEGLIGENCE OF THE INDEMNITEE (OR RELEASED PARTY), WHETHER SUCH NEGLIGENCE BE SOLE, JOINT OR CONCURRENT, ACTIVE OR PASSIVE, AND WHETHER THE CLAIM THEREFOR IS BASED ON COMMON LAW, CIVIL LAW, MARITIME LAW,

STATUTE OR CONTRACTUAL OBLIGATION BETWEEN THE INDEMNITEE AND A THIRD PARTY

(b)    NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE RELEASES OF LIABILITY AND INDEMNITIES CONTAINED IN SECTIONS 8.1 AND 8.2 SHALL NOT APPLY TO ANY CLAIM OR LIABILITY CAUSED BY GROSS NEGLIGENCE, MALICE OR WILLFUL MISCONDUCT AND FURTHER SHALL NOT IN ANY EVENT APPLY TO AWARDS OR ASSESSMENTS OF PUNITIVE DAMAGES.

8.4    Extension of Releases and Indemnities. To the maximum extent permitted by applicable law, the releases of liability and indemnities contained in Sections 8.1 through 8.3 above shall extend to the directors, employees, contractors, subcontractors and Invitees of each Party and to their respective Affiliates and the directors, employees, contractors, subcontractors and Invitees of such Affiliates.

8.5    Limitation on Indemnities For Personal Injury/Death. Liability under the indemnities contained in Sections 8.1 and 8.2 above for the aggregate total of personal injuries and/or deaths arising from any single occurrence shall be limited to Five Million Dollars ($5,000,000). If in the course of defense by either Party of any claims subject to this Section 8.5 either Party believes its potential liability under the indemnity is likely to exceed the Five Million Dollar ($5,000,000) limitation, said Party shall have the option of notifying the other Party that it will unconditionally agree to pay the other Party the first Five Million Dollars ($5,000,000.) of judgments, losses, expenses and costs (including court costs and attorneys' fees). Said Party shall transfer the defense of all pending suits and claims subject to this Section 8.5 to the other Party, and will cooperate in arranging for an orderly transition in the responsibility for handling such suits and claims. The other Party may, at its option, require that said Party provide security in a form satisfactory to the other Party to guarantee payment of Five Million Dollars ($5,000,000) less any amount of judgments, expenses and costs already incurred by said Party (all of which will be credited against the Five Million Dollar ($5,000,000) maximum liability).

8.6    Disclaimer of Consequential Damages. Neither Party shall be liable to the other Party for any incidental, special, indirect or consequential damages of any nature, including loss of profits or business interruptions, connected with or arising out of this Lease.

8.7    Survival. The provisions of this Article VIII shall survive the termination or expiration of this Lease.

ARTICLE IX
PROPERTY TAXES

9.1    Payment of Property Taxes.

(a)    Except as otherwise provided in Section 9.1(b), so long as the Premises, Assets and Improvements are taxed as a separate parcel from the Refinery Lands, Lessee will pay and discharge, as and when the same shall become due and payable without penalty, the Property Taxes with respect to any period during the Term in which they shall be or become due and payable and which:

(i)    shall be levied, assessed or imposed on or against the Premises, Assets or Improvements or any interest of Lessor or Lessee in the Premises, Assets or Improvements; or

(ii)    shall be or become liens on or against the Premises, Assets or Improvements or any interest of Lessor or Lessee in the Premises, Assets or Improvements;

(b)    Nothing in this Lease shall require Lessee to pay any estate, inheritance, succession or transfer tax of Lessor or any income, excess profits or revenue tax on the rent payable by Lessee under this Lease; provided, however, that if at any time during the term the methods of taxation prevailing at the Effective Date shall be altered so that in lieu of, as a supplement to, or a substitute for the whole or part of any Property Tax which Lessee has agreed to pay pursuant to this Section 9.1, there shall be levied, assessed or imposed (i) a tax, assessment, levy imposition or charge, wholly or partially as a capital levy or otherwise, on the rents received under this Lease or (ii) a license fee measured by the rent payable by Lessee under this Lease, then Lessee shall pay the same.

(c)Upon written request from Lessor, Lessee shall promptly furnish Lessor with satisfactory evidence that such Property Taxes have been paid. If any Property Taxes paid by Lessee shall cover any period of time prior to or after the expiration of the Term hereof, Lessee’s share of such Property Taxes shall be equitably pro-rated to cover only the period of time within the tax fiscal year during which this Lease shall be in effect, and Lessor shall reimburse Lessee to the extent required. If Lessee shall fail to pay any such Property Taxes by their due date, Lessor shall have the right to pay the same, in which case Lessee shall repay such amount to Lessor on demand, together with any interest charge actually incurred by Lessor as to such Property Taxes.

9.2    Joint Assessment. If the Premises, Assets and Improvements are not separately assessed, Lessor shall pay the Property Taxes, but Lessor shall forward a copy of the property tax bills to Lessee within five (5) business days of Lessor’s receipt of the tax bills and, subject to Section 9.3 below, Lessee shall reimburse Lessor within thirty (30) days of receipt of Lessor’s invoice, together with proof of payment thereof, an amount equal to Ninety-Five percent (95%) of the Property Taxes for the Refinery Lands, on which the Premises are situated and as more particularly described in Attachment A-2, for that tax year and, with the express understanding and agreement between Lessor and Lessee that there will be a subsequent true-up of Lessee’s ultimate liability for Lessee’s proportion of the Property Taxes in accordance with the subsequent terms of this paragraph and that the percentages above set no precedent in the subsequent determination of the allocation. In the event the Premises, Assets and Improvements are subsequently separately assessed, the aforementioned true-up shall occur within thirty (30) days of receipt by either Party of such separate assessment. Lessee’s liability shall be an equitable proportion of the Property Taxes for the Premises, Assets and Improvements. Lessor and Lessee hereby agree that such proportion will be mutually agreed to by Lessor and Lessee, acting in good faith. In the event that Lessor and Lessee are unable to mutually agree upon such proportion, the Parties shall mutually engage a competent, independent appraiser, whose opinion of proportion shall be binding upon both Parties. The apportionment percentages set forth in this Section 9.2 are solely for the Parties’ benefit in estimating the liability for Property Taxes between them, and each Party hereby covenants and agrees to keep such allocation percentages confidential and to not disclose, communicate or otherwise provide such apportionment percentages at any time to any independent appraiser engaged under this Section 9.2 or in any court proceeding related thereto. The cost of engaging such appraiser shall be borne equally by Lessor and Lessee. These agreed upon allocated assessed values shall remain in effect until changed by the Parties, with either Party having the right to request a review of the allocation on an annual basis. Additionally, if the Premises, Assets or Improvements are not separately assessed, Lessor and Lessee also shall jointly attempt to have the Assessor separately assess the

Premises, Assets and Improvements in such a way as to clearly and separately identify the value of the Premises, Assets and Improvements.

9.3    Contesting Real Property Tax. Lessor and Lessee shall each have the right to contest or review, with due diligence and in good faith, the amount or validity of any Property Taxes associated with the Premises, Assets and Improvements, but only with the knowledge and consent of the other Party, it being the express intent of the Parties that they shall work together in cooperation with each other with any such contest or review. For Property Taxes that pertain to the years 2014 and beyond, Lessee shall have the right to contest or review, with due diligence and in good faith, the amount or validity of any Property Taxes associated with the Premises, Assets or Improvements by appropriate legal proceedings provided that if the contested Property Tax is not paid before the start of legal proceedings, then before instituting any proceedings Lessee shall furnish to Lessor a surety company bond, cash deposit or other security mutually agreed upon by Lessor and Lessee as reasonably satisfactory, as security for the payment of the Property Tax, in an amount sufficient to pay the Property Tax, that may be assessed against the Premises, Assets or Improvements in the legal proceedings. If the property valuation contested is jointly assessed, Lessee shall have a responsibility for surety bond only for that portion of valuation that constitutes the Premises, Assets or Improvements and in an amount determined by mutual consent of Lessor and Lessee. On termination of the legal proceedings or at any time when Lessor and Lessee shall reasonably deem the security to be insufficient for the purpose, Lessee shall, upon demand, deliver to Lessor additional security as is reasonably sufficient for the purpose, and upon failure of the Lessee to do so, the security originally deposited shall be applied to the payment, removal and discharge of the Property Tax and any interest, penalties, charges, and costs accruing in the legal proceedings and the balance, if any, shall be paid to Lessee. If the security shall be insufficient for this purpose, Lessee shall promptly pay over to Lessor an amount sufficient, together with the security originally deposited hereunder, to pay the same. In the event of any default by Lessee, as defined in Article XI of this Lease, for failure to pay the Property Taxes, Lessor is authorized to use the security deposited under this Section 9.3 to apply on account of such default or to pay the Property Tax. The balance, if any, shall be paid to Lessee. Lessor agrees that it will, at Lessee’s sole cost and expense, cooperate with Lessee in connection with Lessee’s contesting or reviewing any Property Taxes pursuant to this Paragraph 9.3, provided that Lessor shall not be subject to any liability arising out of any such cooperation, including any liability for the payment of any Property Taxes, costs or expenses.

9.4    Other Taxes. Lessee shall pay, prior to delinquency, any franchise taxes, excise taxes, business and occupation taxes, gross sales taxes, gross receipt taxes, occupational license taxes and similar taxes that are assessed or levied on Lessee’s use or operation of the Premises.

ARTICLE X
ASSIGNMENT

10.1    Assignment or Subletting. Neither this Lease nor the leasehold created hereby shall be assigned or transferred by either Party, nor shall Lessee enter into any sublease of the Premises by any third party without the prior written consent of Lessor, which consent may be withheld at Lessor’s sole discretion.

10.2    Assignment to an Affiliate or Sale to a Third Party. Notwithstanding Section 10.1,

(a) Lessor may assign or sell its rights under this Lease to an Affiliate without Lessee’s consent, provided (i) such Affiliate is bound by all of the terms and provisions of this Lease, including Lessee’s rights under Article XIII, (ii) any such assignment shall not relieve the Lessor from any of its obligations under this Lease incurred prior to the date of such assignment, and (iii) Lessor is still liable to Lessee in the event of a default by such Affiliate, its successors or permitted assigns, of any of the obligations to be performed by Lessor under this Lease.

(b) Subject to Lessee’s rights under Article XIII, Lessor may assign or sell its rights under this Lease to a third party purchaser of all or substantially all of its interest in the Refinery or the Refinery Lands without Lessee’s consent, provided (i) such third party is bound by all of the terms and provisions of this Lease, including Lessee’s rights under Article XIII and (ii) any such assignment shall not relieve the Lessor from any of its obligations under this Lease incurred prior to the date of such assignment.

(c) Lessee may assign or transfer its rights and obligations hereunder to an Affiliate without Lessor’s consent provided (i) such Affiliate is bound by all of the terms and provisions of this Lease, including Lessor’s rights under Article XIII, (ii) any such assignment shall not relieve the Lessee from any of its obligations under this Lease incurred prior to the date of such assignment, and (iii) Lessee is still liable to Lessor in the event of a default by such Affiliate, its successors or permitted assigns, of any of the obligations to be performed by Lessee under this Lease.

10.3     Covenants Running With The Land. Subject to Section 10.1 above, all of the limitations, covenants, conditions, restrictions, rights, duties, powers and obligations created or which arise by reason of this Lease shall constitute covenants which shall run with the property burdened and benefited, and shall be binding on all Persons having any right, title or interest in the property burdened or any part thereof, their heirs, successors and assigns. By acceptance of a deed of conveyance or any other instrument granting an interest in property benefited or burdened by the interests or estates granted herein, each grantee or transferee, including mortgagees taking title by foreclosure, consents to and agrees to be so bound.

ARTICLE XI
DEFAULT

11.1    Defaults. A Party shall be in default under this Lease upon the occurrence of any one or more of the following events:

(a)    The failure by such Party to make any payment of any amount required to be made by such Party hereunder, as and when due, where such failure shall continue for a period of thirty (30) days after receipt by such Party of written notice thereof from the other Party; or

(b)    The failure by such Party to observe or perform any other material covenants, conditions or provisions of this Lease to be observed or performed by such Party, where such failure shall continue for a period of thirty (30) days after receipt by such Party of written notice thereof from the other Party; provided, however, that if the nature of the failure is such that more than thirty (30) days are reasonably required for its cure, then such Party shall not be deemed to be in default if such Party commences such cure within said thirty (30) day period and thereafter diligently prosecutes such cure to completion; or

(c)    If by order of a court of competent jurisdiction, a receiver or liquidator or trustee of a Party shall be appointed, and such receiver or liquidator or trustee shall not have been discharged within a period of sixty (60) days; or if by decree of such a court, a Party shall be adjudicated bankrupt or insolvent or any substantial part of the property of such Party shall have been sequestered, and such decree shall have continued undischarged and unstayed for a period of sixty (60) days after the entry thereof; or if a petition to declare bankruptcy or to reorganize a Party pursuant to any of the provisions of the federal bankruptcy laws or pursuant to any other similar state statute applicable to such Party, as now or hereafter in effect, shall be filed against such Party and shall not be dismissed within sixty (60) days after such filing; or

(d)    If a Party shall file a voluntary petition in bankruptcy under any provision of any federal or state bankruptcy law or shall consent to the filing of any bankruptcy or reorganization petition against it under any similar law; or, without limitation of the generality of the foregoing, if a Party shall file a petition or answer or consent seeking relief or assisting in seeking relief in a proceeding under any of the provisions of the federal bankruptcy laws or pursuant to any other similar state statute applicable to such Party, as now or hereafter in effect, or an answer admitting the material allegations of a petition filed against it in such a proceeding; or if a Party shall make an assignment for the benefit of its creditors; or if a Party shall admit in writing its inability to pay its debts generally as they become due; or if a Party shall consent to the appointment of a receiver or receivers, or trustee or trustees, or liquidator or liquidators of it or of all or any part of its property; or

(e)    Failure by a Party hereunder to comply with the terms of any final decision or order issued pursuant to the dispute resolution procedures, if such Party does not cure such failure within sixty (60) days of the date of receipt of a notice from the other Party demanding such cure (or within such longer period of time, as is reasonably necessary to accomplish such cure, if it cannot be reasonably accomplished within such sixty (60) day period and such Party diligently commences such cure in such period and continues such cure to completion).

11.2    Remedies. In the event of any such default by a Party, the other Party may, upon the occurrence thereof and during the continuation of such default, exercise any right or remedy which the other Party may have under the laws of the State of New Jersey by reason of such default, but excluding any right to terminate or rescind this Lease or evict Lessee.

ARTICLE XII
CONDEMNATION

12.1    Condemnation in Whole. In the event of Condemnation of the entire Premises, this Lease shall terminate upon the final vesting of title in the condemning Person.

12.2    Condemnation in Part. If a portion of the Premises shall be taken in Condemnation, this Lease shall not automatically terminate but shall, at the option of Lessee, continue with respect to the portion of the Premises that was not so condemned or transferred, unless Lessee provides Lessor with written notice of its election to terminate this Lease within thirty (30) days after such Condemnation.

12.3    Application of Condemnation Proceedings. Any awards made in any Condemnation proceeding described herein shall be paid as follows:

(a)    Lessor shall be entitled to the award made for, or equitably attributable to, the value of its fee interest in the Premises and any personal property of the Lessor on the Premises;

(b)    Lessee shall be entitled to the award made for, or equitably attributable to, (i) the value of its leasehold estate in the Premises, (ii) the value of any Assets and Improvements and damages to any of Lessee’s other personal property on the Premises, and (iii) any other compensation or benefits paid as a consequence of the interruption of Lessee’s business or operations on the Premises; and

(c)    If all or any part of the Premises shall be condemned for a temporary use, Lessee shall be entitled to the award.

12.4    Notice of Condemnation. If either Party receives notice of any proposed Condemnation of the Premises, such Party shall promptly provide the other Party with notice of any impending proceeding related to such Condemnation and shall not, in the absence of the other Party, settle with the condemning Person or agree on just compensation for such Condemnation. Each Party shall have the right to make a claim against the condemning Person in any Condemnation proceeding for the amount of the actual provable damage suffered as a result of the Condemnation.

ARTICLE XIII
RIGHT OF FIRST OFFER

13.1    Right of First Offer. To the extent Lessor determines to sell all or any portion of the Premises, Lessor will grant Lessee the right of first offer to purchase that same portion of the Premises. Prior to seeking, entertaining or considering any offers for the sale or purchase of such property, Lessor shall notify Lessee in writing that it intends to sell such property, describing in sufficient detail the property to be sold. Lessor shall promptly make available all records pertaining to the property to be sold for Lessee’s review, and Lessee shall have thirty (30) days from receipt of such notice to review these records. Lessee shall have sixty (60) days after receipt of Lessor’s notice to submit a written offer to Lessor for the purchase of the property to be sold. Should Lessee fail to timely submit an offer to purchase such property, then Lessee shall be deemed to have waived its right of first offer for such property (subject to its reinstatement as provided below). Lessor shall have thirty (30) days from receipt of Lessee’s written offer to elect to sell the property to Lessee or to seek offers from other parties. Failure by Lessor to timely respond to Lessee’s written offer shall be deemed to be a rejection of Lessee’s offer. If Lessor accepts Lessee’s offer, the Parties shall promptly commence preparation of the closing documents. If Lessor does not accept Lessee’s offer, then Lessor shall have a period of six (6) months after such rejection in which to enter into a bona fide purchase and sale agreement to sell such property to another party, provided Lessor shall not agree to sell such property to any other party unless their offer is at least ten percent (10%) greater in value than the offer submitted by Lessee. In the event Lessor has not entered into a bona fide purchase and sale agreement with another party within six (6) months from rejecting Lessee’s offer, or the waiver by Lessee’s of its right of first offer as described above, then Lessee shall once again have the right of first offer with respect to such property under the same terms and conditions described above. Any exercise or failure to exercise this right of first offer with respect to some but not all of the Refinery, or Lessor’s sale under this provision of some but not all of the Refinery to another party, shall not be deemed to limit, impair, restrict or inhibit Lessee’s right of first offer with respect to the remainder of the Refinery. Any offer made by Lessee under this Article XIII shall be held confidential by Lessor and will not be disclosed to any prospective purchasers of the Premises.

13.2    Exceptions to Right of First Offer. Lessee’s right of first offer set forth in Section 13.1 above shall not apply to:

(a)    an assignment or sale of the Premises to a Lessor Affiliate, provided Lessor and the Affiliate are subject to all of the terms and conditions set forth in Section 10.2 (a) of this Lease and the Affiliate agrees that it is bound by and subject to this Article XIII for any subsequent sale of the Premises by the Affiliate;

(b)    a transaction which involves the sale of all or substantially all of the assets of Lessor and/or Lessor’s parent companies to a third party, provided Lessor and such purchaser are subject to all of the terms and conditions set forth in Section 10.2 (b) of this Lease and such purchaser agrees that it is bound by and subject to this Article XIII for any subsequent sale of the Premises; or

(c)    a transaction in which property rights in the Premises are transferred as part of a financial arrangement including a mortgage of the Premises, provided that such mortgage holder acknowledges that Lessee’s rights under this Article XIII shall apply in the event of any foreclosure of Lessor’s property rights in the Premises.

ARTICLE XIV
ENVIRONMENTAL

14.1    Release Reporting and Corrective Action.

(a)Lessee shall report any Release of a Hazardous Substance from its Operations onto the Premises in an amount equal to or greater than the Reportable Quantity for that substance to Lessor and, as required by Legal Requirements, to the appropriate government agency(ies) and/or authority(ies). Lessor shall report any Release of a Hazardous Substance from its operations onto the Premises in an amount equal to or greater than the Reportable Quantity for that substance to Lessee and, as required by Legal Requirements, to the appropriate government agency(ies) and/or authority(ies).

(b)    Lessee shall be responsible for prompt response to Releases of a Hazardous Substance from its Operations in accordance with Environmental Laws. Lessor shall be responsible for prompt response to Releases of a Hazardous Substance from its operations in accordance with Environmental Laws.

(c)    Lessee shall simultaneously provide to Lessor a copy of any information submitted to such governmental agency or authority. To the extent practicable, Lessee will also provide Lessor with drafts of such reports prior to submitting them to such governmental agency or authority. Lessor shall simultaneously provide to Lessee a copy of any information submitted to such governmental agency or authority in connection with a Release on Refinery Lands.

(d)    In the event a Release of Hazardous Substance occurs from Lessee’s Operations that affects and are of the Premises or Refinery Lands, Lessee will be responsible to remediate such affected areas to the degree required under Environmental Laws. In the event a Release of Hazardous Substance occurs from Lessor’s Operations that affects an area of the Premises, Lessor will be responsible to remediate such affected area to the degree required under Environmental Laws.

(e)     Lessee shall immediately notify Lessor in the event that a governmental agency shall require additional response measures in response to a Release that occurs after the Effective Date.

14.2    Daily Operations. Lessee shall, at its sole cost and expense, comply with all Environmental Laws applicable to the Assets and the Improvements.

ARTICLE XV
FORCE MAJEURE

15.1    Excused Performance. Each Party shall be excused from performance hereunder and shall not be considered to be in default or be liable in damages or otherwise with respect to any obligation hereunder, except the obligation to pay money in a timely manner for liabilities actually incurred, if and to the extent that its failure of, or delay in, performance is due to an occurrence of Force Majeure, provided that:

(a)    Such Party gives the other Party written notice describing the particulars of the occurrence causing the Force Majeure, including the expected duration, as soon as is reasonably practicable;

(b)    The suspension of performance is of no greater scope and of no longer duration than is reasonably required by the occurrence of the Force Majeure;

(c)    The Party affected by the occurrence of Force Majeure shall act diligently and use reasonable efforts to remedy or remove the same and to mitigate the effects thereof, provided that such Party shall not be required to settle any labor dispute on unfavorable terms;

(d)     No obligations of the Party which arose before the occurrence of Force Majeure causing the suspension of performance are excused as a result of the occurrence; and

(e)     When the affected Party is able to resume performance of its obligations under this Lease, such Party shall give the other Party written notice to that effect and shall promptly resume performance hereunder.

15.2    Burden of Proof. If the Parties are unable in good faith to agree there has been an occurrence of Force Majeure, the Party claiming Force Majeure shall have the burden of proof as to whether there was an occurrence of Force Majeure.

ARTICLE XVI
NOTICES

16.1    Methods of Notice. Unless otherwise specifically provided to the contrary in this Lease, all notices, instructions, requests, correspondence or other communications permitted or required to be given under this Lease shall be in writing and shall be deemed to be effective upon delivery and receipt as follows: (a) upon delivery when being delivered by hand to an authorized representative of the Party to whom directed; (b) upon delivery when delivered by United States certified mail, postage prepaid, return receipt requested, to the address of the receiving Party set forth below; (c) upon delivery when delivered by overnight delivery service, charges prepaid, to the address of the receiving Party set forth below; and (d) when faxed (with confirmation of receipt) to the facsimile number of the receiving Party shown in Section 16.2 below.

16.2    Notice Addresses.

(a)	If to Lessee, to:

Phillips 66 Partners Holdings LLC
3010 Briarpark Drive
Houston, TX 77042
Attn:

(b)    If to Lessor, to:

Phillips 66 Company
3010 Briarpark Drive
Houston, TX 77042
Attn:

16.3    Change of Address. Each Party may change its address at any time by giving written to the other Party in accordance with this Article XVI.

ARTICLE XVII
GENERAL PROVISIONS

17.1    Estoppel Certificate. Lessor and Lessee each agree that from time to time, upon not less than fifteen (15) days’ prior written notice from the other Party, to execute, acknowledge and deliver to the other Party a statement in writing certifying and stating (a) that this Lease is unmodified and in full force and effect, or if there have been modifications, that the Lease is in full force and effect as modified and stating such modifications, (b) the dates to which the rent and additional rent have been paid and the current amount of the rent and additional rent, (c) whether or not, to the best knowledge of the signer, the other Party is in default in keeping, observing or performing any term, covenant, or condition contained in this Lease and, if in default, specifying each such default, (d) whether the signing party currently has any claim against the other Party under this Lease and, if so, the nature and the dollar amount, if any, of such claim, (e) whether there exist any offsets or defenses against enforcement of any of the terms of this Lease upon the part of the signing party to be performed, and, if so, specifying the same, and (f) such further information with respect to this Lease as the other Party may reasonably request, it being intended that any statement delivered pursuant to this Section 17.1 shall be binding on the signing Party and may be relied upon by the other Party, any prospective purchaser of the Premises or any prospective mortgagee.

17.2    Severability. Every provision of this Lease is severable. If any term or provision hereof is held to be illegal, invalid or unenforceable for any reason by any duly constituted court, agency or tribunal, the legality, validity, or enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

17.3    Captions. The table of contents, section headings and other captions contained in this Lease are for reference purposes only and do not interpret, define or limit the scope, extent or intent of this Lease or any provision hereof.

17.4    Amendments. No change, amendment or modification of this Lease shall be valid or binding upon the Parties unless such change, amendment or modification shall be in writing and duly executed by both Parties.

17.5    Waivers. Any failure of either Party to enforce any of the provisions of this Lease or to require compliance with any of its terms at any time during the Term of this Lease, shall in no way affect the validity of this Lease, or any part hereof, and shall not be deemed a waiver of any of the rights of such Party thereafter to enforce any and each such provision or of any subsequent breach by the other Party of the same or any other provision. Each Party’s consent to or approval of any act shall not be deemed to render unnecessary the obtaining of such Party’s consent to or approval of any subsequent act by the other Party. The acceptance of rent hereunder by Lessor shall not be a waiver of any preceding breach by Lessee of any provision hereof, other than the failure of Lessee to pay the particular rent so accepted, regardless of Lessor’s knowledge of such preceding breach at the time of acceptance of such rent. Any consent or approval given pursuant to this Lease shall be limited to its express terms and shall not otherwise increase the obligations of the Party giving such consent or approval or otherwise reduce the obligations of the Party receiving such consent or approval.

17.6    Recording. Lessee shall be permitted to record this Lease or a memorandum thereof without Lessor’s prior written consent, and Lessor shall execute this Lease in recordable form or a memorandum hereof in recordable form. Upon termination of this Lease, Lessee agrees to execute a memorandum acknowledging such termination. All recording costs shall be borne by Lessee.

17.7    Holding Over. This Section 17.7 is made expressly subject to Lessee’s rights set forth in this Lease to remove its Assets and Improvements from the Premises, to restore the surface of the Premises and to perform any required environmental remediation under this Lease upon the termination or expiration of this Lease, and the exercise of such rights shall not be deemed to constitute a holdover under this Section 17.7. If Lessee remains in possession of the Premises or any part thereof after the expiration of the Term hereof without the express written consent of Lessor, such occupancy shall be a tenancy from month to month at a rental rate to be determined at the time of said termination based on actual fair market value per month plus additional rent and all other charges payable hereunder, and upon all the terms hereof applicable to the month to month tenancy.

17.8    Cumulative Remedies. No remedy or election hereunder shall be deemed exclusive but shall, wherever possible, be cumulative with all other remedies at law or in equity.

17.9    Binding Effect; Choice of Law. This Lease shall bind and inure to the benefit of the parties, their successors and assigns. This Lease shall be governed by, construed and enforced in accordance with the laws of the State of New Jersey, including with respect to matters of construction, validity and performance, without giving effect to any choice of law rules that may direct the application of the laws of another jurisdiction.

17.10    Subordination. This Lease shall be superior in interest to any ground lease, mortgage, deed of trust, or any other hypothecation for security now or hereafter placed upon the real property of which the Premises are a part and to any and all advances made on the security thereof and to all renewals, modifications, consolidation, replacements and extensions thereof.

17.11    Signs and Fences. Lessee shall be permitted to place any sign upon the Premises and/or erect a fence around all or any portion of the Premises without Lessor’s prior written consent, provided that any such sign or fence shall comply with all Legal Requirements. Lessee shall be permitted to place any sign upon the Refinery Lands with the Lessor’s prior written consent, which consent shall not be unreasonably withheld, delayed or conditioned.

17.12    No Broker. Lessor and Lessee each warrant and represent to the other that no broker was involved in the negotiation and/or consummation of this Lease. Lessor and Lessee each agrees to indemnify, defend and hold the other harmless from and against any claims, liabilities, costs, damages and expenses (including reasonable attorneys’ fees) arising out of or connected with a breach of the foregoing warranty and representation.

17.13    Records and Audit. Lessor shall maintain a true and correct set of records pertaining to any bills, statements or invoices sent to Lessee under this Lease and all transactions related thereto. Lessor further agrees to retain all such records for a period of not less than five (5) years after the date of such bill, statement or invoice. Any representative or representatives authorized by Lessee may audit, during reasonable business hours, any and all such records at any time or times during the Term of this Lease and during the five (5) year period following its termination or expiration. The foregoing obligations in this Section 17.13 shall survive the termination or expiration of this Lease.

17.14    Counterparts. This Lease may be signed in any number of counterparts and each counterpart shall represent a fully executed original as if signed by both Parties.

17.15    Confidentiality. During the Term of this Lease, it may become necessary or desirable, from time to time, for either Party to provide or disclose to the other Party non-public information that is either confidential or proprietary. The disclosing Party may orally request such information to be kept confidential if such information is not in a written format, and in such case shall identify and confirm such confidential information in writing to the other Party no later than fifteen (15) days after such disclosure. If the confidential or proprietary information is in a written format, the disclosing Party shall label such information as either confidential or proprietary. The other Party shall not reproduce, copy, use or disclose (except when required by Legal Requirements) any such information in whole or in part to a third party for any purpose without the consent of the disclosing Party. The other Party shall restrict the internal disclosure of any such confidential or proprietary information to only those employees, officers and directors who have a "need to know" such information, and shall restrict those individuals from disclosing, using or permitting the disclosure of such information. In the event the other Party is required by Legal Requirements to disclose any such confidential or proprietary information, the other Party shall cooperate with the disclosing Party to minimize the amount of such information furnished. At the specific request of the disclosing Party, the other Party shall endeavor to secure the agreement of the receiving Person to maintain specified portions of such information in confidence. In the case of any disclosure of any such confidential or proprietary information, whether or not such disclosure is permitted by this Section 17.15, the other Party shall promptly give written notice thereof to the disclosing Party.

17.16    Further Assurances. Each Party agrees to take or cause to be taken such further actions to execute, deliver and file all further documents and instruments, and to take any further action that may be reasonably necessary or requested in order to fully effectuate the purposes, terms, conditions and intent of this Lease.

17.17    Survival. Notwithstanding any provision of this Lease to the contrary, the expiration or other termination of this Agreement shall not relieve the Parties of obligations that by their nature should survive such expiration or termination, whether or not specifically stated herein, including any indemnities, payment obligations, confidentiality, audit rights, and dispute resolution provisions.
IN WITNESS WHEREOF, this Lease has been signed on behalf of each of the Parties hereto on the date or dates shown below.

LESSOR:

PHILLIPS 66 COMPANY
By:	/s/ T.G. Taylor
T.G. Taylor
President

LESSEE:

PHILLIPS 66 PARTNERS HOLDINGS LLC
By:	Phillips 66 Partners LP, Sole Member of Phillips 66 Partners Holdings LLC
By:	Phillips 66 Partners GP, LLC, General Partner of Phillips 66 Partners LP
By:	/s/ J.T. Liberti
J.T. Liberti
Vice President and Chief Operating Officer

EXHIBIT A TO THE LEASE

LEGAL DESCRIPTION OF THE LEASED PROPERTY

TRACT 1

DESCRIPTION OF A RAIL TERMINAL PARCEL WITHIN LOT 42 IN BLOCK 580, SITUATED IN THE CITY OF LINDEN, COUNTY OF UNION AND STATE OF NEW JERSEY, MORE PARTICULARLY DESCRIBED AS FOLLOWS:
Beginning at a capped iron pin, set this survey, having a New Jersey State Plane Coordinate value of North 650,302.7787, East 565,416.6447, said iron pin being located, South 11 degrees 47 minutes 17 seconds West, a distance of 89.62 feet from the point of beginning of Lot 42 in Block 580 as described in Deed Book 5905 at Page 413, filed in the Union County Clerk’s Office on May 7, 2012, and from said capped iron pin running; thence.

1.	South 42 degrees 00 minutes 21 seconds East, a distance of 584.75 feet to a capped iron pin, set this survey; thence

2.	South 66 degrees 57 minutes 40 seconds West, a distance of 156.53 feet to a capped iron pin, set this survey; thence

3.	South 43 degrees 34 minutes 33 seconds West, a distance of 1,237.63 feet to a capped iron pin, set this survey; thence

4.	South 46 degrees 18 minutes 24 seconds East, a distance of 200.18 feet to a capped iron pin, set this survey; thence

5.	South 55 degrees 58 minutes 11 seconds West, a distance of 328.18 feet to a capped iron pin, set this survey marking the northwest corner of Lot 43 in Block 580; thence

6.
Along the westerly line of said Lot 43, South 5 degrees 11 minutes 56 seconds West, a distance of 300.00 feet to a capped iron pin, set this survey marking the southwest corner of said Lot 43 and in the northerly line of Lot 30 in Block 580, now or formerly the Central Railroad of New Jersey also known as Conrail; thence

7.	Along the northerly line of said Lot 30, North 84 degrees 48 minutes 04 seconds West, a distance of 1,003.07 feet to a point; thence

8.
Leaving said line of Lot 30 and through said Lot 42, passing over a capped iron pin set at 13.29 feet from the onset of this course, North 72 degrees 00 minutes 29 seconds East, a distance of 251.37 feet to a capped iron pin, set this survey; thence

9.	North 70 degrees 51 minutes 27 seconds East, a distance of 55.33 feet to a capped iron pin, set this survey; thence

10.	North 43 degrees 59 minutes 10 seconds, a distance of 1,572.93 feet to a capped iron pin, set this survey; thence

11.	North 46 degrees 17 minutes 22 seconds West, a distance of 341.47 feet to a capped iron pin, set this survey; thence

12.	North 44 degrees 33 minutes 37 seconds East, a distance of 539.66 feet to a capped iron pin, set this survey; thence

13.	South 46 degrees 26 minutes 41 seconds East, a distance of 57.24 feet to a capped iron pin, set this survey; thence

14.	North 45 degrees 05 minutes 58 seconds East, a distance of 127.31 feet to a capped iron pin, set this survey; thence

15.	North 78 degrees 00 minutes 48 seconds East, a distance of 114.48 feet to the point or place of Beginning.
Subject to any and all existing easements and restrictions of record.

Containing 1,140,178 square feet or 26.1749 acres of land more or less.

This description prepared in accordance with a survey entitled “Boundary and Easement Survey, Bayway Refinery, Block 580 Lot 42, City of Linden, Union County, New Jersey” prepared by Keller & Kirkpatrick, Inc., Morris Plains, New Jersey, dated October 20, 2014.

TRACT 2

DESCRIPTION OF A STORMWATER DETENTION PARCEL WITHING LOT 42 IN BLOCK 580, SITUATE IN THE CITY OF LINDEN, COUNTY OF UNION, AND STATE OF NEW JERSEY, MORE PARTICULARLY DESCRIBED AS FOLLOWS:

Beginning at a capped iron pin, set this survey, having a New Jersey State Plane Coordinate value of North 649,171.1960, East 565,876.5700, said iron pin being located North 56 degrees 23 minutes 12 seconds West, a distance of 117.70 feet from the beginning of the Fourth Course of Lot 42 in Block 580 as described in Deed Book 5905 at Page 413, as filed in the Union County Clerk’s Office on May 7, 2012, said beginning of the Fourth Course also marks an angle point in the westerly line of Lower Road opposite the intersection with Tremley Point Road, and from said capped iron pin running; thence

1.	Through said Lot 42 the following seven (7) courses, South 45 degrees 08 minutes 37 seconds West, a distance of 453.95 feet to a capped iron pin, set this survey; thence

2.	South 68 degrees 35 minutes 02 seconds West, a distance of 42.48 feet to a capped iron pin, set this survey; thence

3.	South 53 degrees 20 minutes 36 seconds West, a distance of 71.82 feet to a capped iron pin, set this survey; thence

4.	South 77 degrees 04 minutes 16 seconds West, a distance of 59.33 feet to a capped iron pin, set this survey; thence

5.	North 44 degrees 35 minutes 26 seconds West, a distance of 202.00 feet to a capped iron pin, set this survey; thence

6.	North 44 degrees 43 minutes 44 seconds East, a distance of 612.84 feet to a capped iron pin, set this survey; thence

7.	South 44 degrees 59 minutes 08 seconds East, a distance of 264.95 feet to the point or place of beginning.
Subject to any and all existing easements and restrictions of record.
Containing 157,186 square feet or 3.6085 acres of land more or less.
This description prepared in accordance with a survey entitled “Boundary and Easement Survey, Bayway Refinery, Block 580 Lot 42, City of Linden, Union County, New Jersey” prepared by Keller & Kirkpatrick, Inc., Morris Plains New Jersey, dated October 20, 2014.

ATTACHMENT A-1

PLAT OF THE PREMISES

City of Linden Airport
Block 580
Lot 31
Lot 41
Lot 40
City of Linden
21ST ST.
Block 580
Lot 42
Set Marker on line 13.29 from corner
N 72°00'29" E 251.37'
N 70°51'27" E 55.33'
N 43°59'10" E
1572.93'
N 46°17'22" W 341.47'
N 44°33'37" E
539.66'
S 46°26'41" E 57.24'
N 45°05'58" E 127.31'
P.O.B. Lot 42 in Block 580, Deed Book 5905, Page 413
P.O.B. Rail Terminal Easement
N 650302.7787
E 565416.6447
Set Corner Marker (typical) (K&K capped 3/4" re-bar, 24" long)
584.75'
Block 568
Lower Road
Rail Terminal Easement
1,140,178 sq. ft.
26.1749 acres
S 42°00'21" E
Central Railroad Of New Jersey
N 84°45'04" W
S 43°34'33" W
1237.63'
S 66°57'40" W 156.53'
S 46°18'14" E 200.18'
S 55°58'11" W 328.18'
Block 580
Lot 42
S 05°11'56" W 300.00'
1003.07'
523.31'
N 13°06'34" E
Lot 30
(CONRAIL)
N 44°43'44" E
612.84'
N 44°35'26" W 202.00'
Storm Water Detention Easement
157,186 sq. ft. 3.6085 acres
S 44°59'08" E 254.95'
S 45°08'37" W
453.95'
Lot 43
Public Works Garage
City of Linden
P.O.B. Storm Water Detention Easement
N 649171.1960
E 565876.5700
Beginning 4th course Lot 42 in Block 580, Deed Book 5905, Page 413
Lower Road
Tremley Point Road
Parkway Ave

SURVEY NOTES:

THIS SURVEY IS SUBJECT TO EASEMENTS OF RECORD AND ANY OTHER PERTINENT FACTS WHICH A TITLE SEARCH MIGHT DISCLOSE.

THE WORD CERTIFY, AS USED HEREIN, IS UNDERSTOOD TO BE AN EXPRESSION OF PROFESSIONAL OPINION BY THE SURVEYOR, WHICH IS BASED ON HIS BEST KNOWLEDGE, INFORMATION AND BELIEF. AS SUCH, IT CONSTITUTES NEITHER A GUARANTEE NOR A WARRANTY, EXPRESSED OR IMPLIED.

IF DIGITAL INFORMATION IS ALSO SUPPLIED, IT IS DONE SO FOR INFORMATIONAL PURPOSES ONLY. THE ORIGINAL SIGNED AND SEALED DOCUMENT IS THE DOCUMENT OF RECORD.

THIS SURVEY WAS PREPARED IN ACCORDANCE WITH REQUIREMENTS AS OUTLINED IN N.J.A.C. 13:40-5.1

IF THIS SURVEY DOES NOT CONTAIN THE RAISED SEAL OF THE SURVEYOR, IT IS AN UNAUTHORIZED REPRODUCTION OF THE SURVEY.

HORIZONTAL DATUM IS BASED UPON NORTH AMERICAN DATUM 1983.

UTILITY LOCATIONS SHOWN HEREON ARE FROM ABOVE GROUND OBSERVATIONS ONLY. THE TYPE AND LOCATION OF UNDERGROUND AND OTHER UTILITIES IS NOT GUARANTEED TO BE ACCURATE OR ALL-INCLUSIVE. THE USER OF THIS SURVEY IS RESPONSIBLE FOR MAKING HIS OWN DETERMINATIONS AS TO THE TYPE AND LOCATIONS OF UNDERGROUND AND OTHER UTILITIES AS MAY BE NECESSARY.

THE EXISTENCE OF WETLANDS AFFECTING THIS SURVEY HAS NOT BEEN ADDRESSED UNDER THIS CONTRACT.

LOT AND BLOCK NUMBERS SHOWN HEREON ARE BASED UPON THE CURRENT TAX MAPS OF THE CITY OF LINDEN, SHEET No.179.

THE NEW JERSEY BOARD OF PROFESSIONAL ENGINEERS AND LAND SURVEYORS PROHIBITS ENGINEERING OR SURVEYING DOCUMENTS PREPARED BY ONE LICENSEE FROM BEING ALTERED, AMENDED, EXPANDED, FINALIZED OR OTHERWISE ADJUSTED BY ANOTHER LICENSEE WHO WAS NOT IN RESPONSIBLE CHARGE OF THE INITIAL WORK PRODUCT. THE ONLY EXCEPTION TO THE PROHIBITION IS THE USE OF PLANS PREPARED BY OTHERS FOR AS-BUILT PURPOSES WHERE THE NATURE OF THE AS-BUILT ALLOWS THE AS-BUILT DATA TO BE ADDED TO THE PREVIOUSLY PREPARED PLAN WHERE THERE IS, THEREFORE, NO NEED TO ADJUST OR CHANGE THE UNDERLYING DESIGN DOCUMENT.

DEED REFERENCE:

SPECIAL WARRANTY DEED TRANSFERRING OWNERSHIP FORM CONOCOPHILLIPS COMPANY TO PHILLIPS 66 COMPANY DATED APRIL 27, 2012 AND FILED IN THE OFFICE OF THE UNION COUNTY CLERK ON MAY 7, 2012 IN DEED BOOK 5905, PAGE 413.

REVISIONS

DATE: 10/20/14 SCALE: 1"= 100' FLD. BK.: 123-25
PROJ.: 921205.45 CHKD: PAGE:

Keller & Kirkpatrick Inc.
301 Gibraltar Drive, Suite 2A, Morris Plains, NJ, 07950 973-377-8500
Certificate of Authorization #24GA28037400
CONSULTING ENGINEERS LAND SURVEYORS
LANDSCAPE ARCHITECTS PLANNERS
WERNER A. MALL, Professional Land Surveyor, NJ, 37261

BOUNDARY AND EASEMENT SURVEY

Bayway Refinery
BLOCK 580 LOT 42

CITY OF LINDEN, UNION COUNTY, NEW JERSEY

SHEET No. 1 OF 1

ATTACHMENT A-2
TAX PARCEL MAP

27
Linden Municipal Airport
UNION
New Jersey
580-42
Lower Rd
Trem
Park
Lower Rd
Legend
SDE_LOADER.Counties
Ownership_NJ_Union_2011
N
Image courtesy of USGS Earthstar Geographics SIO © 2014 Microsoft Corporation © 2014 Nokia © A

EXHIBIT B TO THE LEASE

PERMITTED ENCUMBRANCES

1.	The lien of taxes and assessments for the current year and subsequent years;

2.	Taxes or special assessments that are not shown as existing liens by the public records;

3.	Matters that would be shown by an accurate survey and inspection of the property; and

4.	All covenants, restrictions, conditions, easements, reservations, rights-of-way, and other matters of record, to the extent valid, subsisting and enforceable.

5.	All covenants, restrictions, conditions, easements, reservations, and rights-of-way, records of which are in Grantee’s custody or control, to the extent valid, subsisting and enforceable.

EXHIBIT C TO THE LEASE

LESSOR RESERVED EASEMENTS AND RIGHTS-OF-WAY

1. NONE